UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2013
Date of Report (Date of earliest event reported)

American Spectrum Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 Fountain View, Suite 750, Houston, Texas 77057

(Address of principal executive offices)         (Zip Code)

(713) 706-6200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On December 30, 2013, American Spectrum Realty, Inc. (the “Company”) and American Spectrum Dunham Properties LLC, a wholly-owned subsidiary of the Company (“American Spectrum Dunham Properties”), entered into a letter agreement (the “Letter Agreement”) with Dunham & Associates Holdings, Inc.  Dunham & Associates Holdings, Inc. agreed to loan or to arrange for a loan from third parties (collectively, the “Lender”) to American Spectrum Dunham Properties in the original principal amount of $6,000,000 (the “Loan”).  The first tranche of the Loan in the amount of $3,000,000 was advanced to American Spectrum Dunham Properties on January 3, 2014.  The second tranche of the Loan in the amount of $3,000,000 will be advanced to American Spectrum Dunham Properties within 90 business days following the date of the Letter Agreement.  The Loan bears simple interest at 8% per annum until the first anniversary of the date of the Letter Agreement and thereafter at a rate of 12% per annum.  American Spectrum Dunham Properties is obligated to pay interest only on the Loan each month in arrears.  All accrued interest and unpaid principal outstanding under the Loans are due in full on December 31, 2018, unless accelerated in accordance with the terms of the note evidencing the tranche.  The Loan will be secured by trust deeds on certain properties owned by the Company or its affiliates.  In addition, the Company has agreed to guarantee the Loan.

In consideration of Dunham & Associates Holdings, Inc. or its designated affiliate providing for and arranging for the Loan and the disbursement thereof, the Company agreed to issue to Dunham & Associates Holdings, Inc. or its designated affiliate, warrants (the “Warrants”) to purchase up to 600,000 shares of the Common Stock of the Company (the “Warrant Shares”) at any time prior to December 31, 2018 at a price per share of $2.00.  The exercise price and Warrant Shares are subject to adjustment in the event that the Company issues any securities at a price per share less than the exercise price of the Warrants.  However, without shareholder approval, the Company is not obligated to issue Warrant Shares if the issuance would exceed 19.99% of the shares of the Company’s outstanding Common Stock in the aggregate, based upon the total issued and outstanding number of shares of Company Common Stock as of the preceding trading day of the issue date, subject to certain exceptions.

Forward-Looking Statements

The Company’s statements contained in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those included in the forward-looking statements. The Company intends those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Company is including this statement for purposes of complying with those safe-harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, intentions and expectations, are generally identifiable by use of the words “expect,” “project,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “propose,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Item 8.01 Other Events

On January 6, 2013, American Spectrum Realty, Inc. issued a press release regarding the transactions described above.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01.        Exhibits and Financial Statements.

The agreements included as exhibits to this Current Report on Form 8-K are intended to provide information regarding their terms, and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements.  The agreements contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties:

•
have been made solely for the benefit of the other parties to the applicable agreement and should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.  Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

(c)           Exhibits.

Exhibits                      Description

10.1	Letter Agreement by and among the Company, American Spectrum Dunham Properties LLC and Dunham & Associates Holdings, Inc.

10.2	Form of Warrant issued to Dunham & Associates Holdings, Inc.

99.1	Copy of Press Release issued by American Spectrum Realty, Inc. on January 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden
Name: William J. Carden
Title: Chairman of the Board, President
and Chief Executive Officer

Date:   January 6, 2014